EXHIBIT 4.3

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

FOR SERIES F PREFERRED STOCK

OF

CONEXUS CATTLE CORP.

Conexus Cattle Corp., a Nevada corporation (the “Company”), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Articles of Incorporation of the Company, the Board of Directors of the Company has adopted the following resolution establishing a new series of Preferred Stock of the Company, consisting of Fifty One (51) shares designated “Series F Preferred Stock,” with such powers, designations, preferences, and relative participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, as are set forth in the resolutions:

RESOLVED, that the Company's Board of Directors hereby approves the designation and issuance of the Series F Preferred Stock according to the terms and conditions as set forth in Exhibit A and authorizes and instructs the Company's Executive Officers to proceed in filing the Certificate of Designation with the State of Nevada and to take such other action as shall be appropriate in connection with the issuance of the Series F Preferred Stock.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of the Nevada Revised Statutes.

THIRD: That any action taken by any director, executive officer, employee or agent of the Company on or prior to the date hereof in furtherance of any of the foregoing matters be, and each such action hereby is, approved, ratified and confirmed in all respects as the action and deed of the Company; and be it further

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true. Dated as of ____ May, 2015..

CONEXUS CATTLE CORP., a Nevada corporation

By:
Name:	Conrad Huss
Title:	President

1

SERIES F PREFERRED STOCK TERMS

Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series F Preferred Stock (the “Series F Preferred Stock”), and the number of shares so designated and authorized shall be Fifty One (51). Each share of Series F Preferred Stock shall have a par value of $0.001 per share and a stated value of $1.00 per share (the “Stated Value”).

Section 2. Ranking. The Series F Preferred Stock will, with respect to rights on liquidation, dissolution and winding-up of the Company, rank junior to all of the other series of Preferred Stock of the Company, and on a parity with each other class or series of capital stock of the Company the terms of which do not expressly provide that such class or series shall rank senior or junior to the Series F Preferred Stock (collectively, “Parity Securities”).

Section 3. Voting Rights; Negative Covenants.  Each one (1) share of the Series F Preferred Stock shall have voting rights equal to (x) (i) 0.019607 multiplied by the aggregate total of (A) the issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote, plus (B) the number of votes which all other series or classes of securities other than this Series F Preferred Stock are entitled to cast together with the holders of Common Stock at the time of the relevant vote (the amount determined by this clause (i), the “Numerator”), divided by (ii) 0.49, minus (y) the Numerator. For purposes of illustration only, if the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote is 5,000,000 the voting rights of one share of the Series F shall be equal to 102,036 ((0.019607 x 5,000,000) / 0.49) – (0.019607 x 5,000,000) = 102,036). With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series F Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or bylaws. If the Company affects a stock split which either increases or decreases the number of shares of Common Stock outstanding and entitled to vote, the voting rights of the Series F Preferred Stock shall not be subject to adjustment unless specifically authorized. So long as any shares of Series F Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Holders of the Series F Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series F Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series F Preferred Stock, (d) increase the authorized or designated number of shares of Series F Preferred Stock, (e) issue any additional shares of Series F Preferred Stock (including the reissuance of any shares of Series F Preferred Stock converted for Common Stock), or (f) enter into any agreement with respect to the foregoing.

Section 4. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Common Stock” means the common stock, $0.001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Holder” means a registered holder of a share or shares of Series F Preferred Stock.